Exhibit 99.1

Lincare Holdings Inc. Announces First Quarter 2011 Financial Results

Press Release Source: Lincare Holdings Inc. On Monday April 18, 2011, 4:30 pm

CLEARWATER, Fla., April 18, 2011 (GLOBE NEWSWIRE) — Lincare Holdings Inc. (Nasdaq:LNCR—News) today announced financial results for the first quarter ended March 31, 2011.

For the quarter ended March 31, 2011, net revenues were $431.6 million, a 5.2% increase over net revenues of $410.0 million for the first quarter of 2010. The Company estimates that the 5.2% increase in net revenues in the first quarter of 2011 was comprised of approximately 9.3% internal and acquisition growth offset by approximately 4.1% negative impact from $16.7 million of Medicare payment changes during the first quarter of 2011. Net income for the quarter ended March 31, 2011, was $46.4 million, a 6.3% increase over net income of $43.6 million for the first quarter of 2010. Diluted earnings per share were $0.49 for the quarter ended March 31, 2011, an 8.3% increase over diluted earnings per share of $0.45 for the comparable prior year period.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2011. As the year progresses, we look forward to building on our market share gains and driving earnings growth through organic expansion, selective acquisitions and other strategic opportunities.”

Lincare generated $81.3 million of cash from operating activities during the first quarter of 2011 and invested $24.0 million in net capital expenditures and $20.6 million in business acquisitions. As of March 31, 2011, total long-term obligations, including current installments, were $509.2 million and cash and investments were $173.6 million.

On February 21, 2011, Lincare acquired a specialty pharmacy business with annual revenues of approximately $82 million.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of respiratory therapy and other services to patients in the home. The Company provides services and equipment to more than 785,000 customers in 48 states through 1,093 local centers.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended
	March 31, 2011	March 31, 2010

Net revenues	$431,567	$410,040

Costs and expenses:
Cost of goods and services	124,209	110,926
Operating expenses	101,907	98,527
Selling, general and administrative expenses	82,879	84,051
Bad debt expense	8,631	6,151
Depreciation and amortization expense	29,317	29,526

	346,943	329,181

Operating income	84,624	80,859

Other income (expense):
Interest income	203	93
Interest expense	(9,258)	(8,934)

	(9,055)	(8,841)

Income before income taxes	75,569	72,018
Income tax expense	29,192	28,382

Net income	$46,377	$43,636

Basic - earnings per common share	$0.50	$0.46

Diluted - earnings per common share	$0.49	$0.45

Dividends declared per common share	$0.20	$0.00

Weighted average number of common shares outstanding	92,977,984	95,710,461

Weighted average number of common shares and common share equivalents outstanding	95,465,833	97,307,220

LINCARE HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$133,607	$164,203
Short-term investments	40,000	40,000
Restricted cash	0	345
Accounts receivable, net	216,796	186,001
Income tax receivable	0	9,443
Inventories	14,163	13,276
Prepaid and other current assets	3,467	3,542
Deferred income taxes	27,293	26,488

Total current assets	435,326	443,298

Property and equipment, net	336,153	338,778
Other assets:
Goodwill	1,283,078	1,258,065
Other	18,097	7,690

Total other assets	1,301,175	1,265,755

Total assets	$2,072,654	$2,047,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current installments of long-term obligations	$8,744	$619
Accounts payable	64,536	64,078
Accrued expenses:
Compensation and benefits	42,498	39,500
Liability insurance	18,097	19,052
Other current liabilities	54,651	51,501
Income taxes payable	5,768	0

Total current liabilities	194,294	174,750

Long-term obligations, net, excluding current installments	500,485	494,271
Deferred income taxes and other taxes	395,448	381,061

Total liabilities	1,090,227	1,050,082

Commitments and contingencies

Stockholders’ equity:
Common stock	947	963
Additional paid-in capital	687,753	681,988
Retained earnings	293,727	314,798

Total stockholders’ equity	982,427	997,749

Total liabilities and stockholders’ equity	$2,072,654	$2,047,831

Contact:

Paul G. Gabos

(727) 530-7700